Exhibit 99.1

[GENAERA LOGO]

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation	The Trout Group/BMC Communications
Jennifer Bilotti	Jonathan Fassberg ext. 16 (investor inquiries)
(610) 941-4020	Brad Miles ext. 17 (media inquiries)
www.genaera.com	(212) 477-9007

Genaera Announces Presentation on Preclinical Squalamine Research

-VEGF Blockade Associated with Anti-Tumor Effects-

Plymouth Meeting, PA, November 4, 2003 /PRNewswire/—Genaera Corporation (NASDAQ: GENR) today announced that Richard J. Pietras, PhD, MD, Associate Professor of Medicine at the University of California, Los Angeles (UCLA) Medical Center and Jonsson Comprehensive Cancer Center will present today preclinical research on squalamine at the XVII FIGO World Congress of Gynecology and Obstetrics in Santiago, Chile. The presentation is entitled “Squalamine Blocks Tumor Associated Angiogenesis and Growth of Ovarian Cancer.”

The presentation highlights that the anti-angiogenic effects of squalamine correlated well with squalamine induced blockade of the rapid vascular endothelial growth factor (VEGF) stimulated phosphorylation of p42/p44 MAP kinase in endothelial cells, an early cell response to activate proliferation. Squalamine also reduced VEGF induced phophorylation of focal adhesion kinase and stress activated protein kinase-2/p38, blocking in turn assembly of F-actin stress fibers in endothelial cells. These effects follow primary interaction of squalamine with caveolar domains at surface membranes of endothelial cells, sites for the concentration of vital signaling complexes to regulate the angiogenic process. The presentation concludes that the potent anti-tumor efficacy of squalamine is due to coordinated disruption of tumor associated angiogenesis.

“Squalamine is a unique, potent, anti-angiogenic agent, that works directly within activated endothelial cells, differentiating it from agents blocking a single angiogenic growth factor or signaling pathway,” noted Roy C. Levitt, MD, President and Chief Executive Officer of Genaera. “We appreciate the continued efforts of Dr. Pietras and his team at UCLA to delineate the finer points of its mechanism of action. Squalamine has demonstrated potent anti-angiogenic activity in many preclinical models of cancer, as well as many ocular models of angiogenesis. We continue to seek opportunities to further develop squalamine for important cancer indications, while pursuing aggressively further development in age-related macular degeneration.”

Squalamine is the first clinical drug candidate in a class of naturally occurring, pharmacologically active, small molecules known as aminosterols. Squalamine directly interrupts and reverses multiple facets of the angiogenic process. Working within activated endothelial cells, squalamine inhibits growth factor signaling including VEGF, integrin expression, and reverses cytoskeletal formation, thereby resulting in endothelial cell inactivation and apoptosis. The Company has ongoing clinical trials in non-small cell lung cancer and prostate cancer, and has performed clinical studies evaluating squalamine in the treatment of lung, ovarian, and other adult solid cancers. Genaera also is developing squalamine in clinical trials for age-related macular degeneration, the leading cause of blindness for adults age 50 or older.

Genaera Corporation is a biopharmaceutical company committed to developing medicines for serious diseases from genomics and natural products. Research and development efforts are focused on anti-angiogenesis and respiratory diseases. Genaera has three products in development addressing substantial unmet medical needs in major pharmaceutical markets. These include squalamine, an anti-angiogenesis treatment for eye disease and cancer; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease. For more information on Genaera, visit the company’s website at www.genaera.com.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management’s current views and are based on certain expectations and assumptions. Such statements include, among others, statements regarding these preliminary results, future clinical development plans and prospects for Genaera’s programs. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “develop,” “expect,” and “continue,” or other words of similar meaning. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to, Genaera’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera’s product candidates, including squalamine, may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera’s reliance on its collaborators, in connection with the development and commercialization of Genaera’s product candidates; market acceptance of Genaera’s products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.